EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

      We hereby consent to the incorporation by reference in the Registration Statements on Form S-2 (File No. 333-110831), Form S-3 (File No.’s 333-90532 and 333-68088) and Form S-8 (File No.’s 333-68166, 333-54584, 333-54582, 333-110590, 333-105031) of Wits Basin Precious Minerals, Inc and subsidiaries of our report dated January 30, 2004 (except as to Note 16, as to which the date is February 11, 2004) which appears on Page 35 of this annual report on Form 10-K for the year ended December 31, 2003.

/s/ VIRCHOW, KRAUSE & COMPANY, LLP

Minneapolis, Minnesota
March 30, 2004